Effective April 22, 2016, PIMCO Dynamic Credit and Mortgage
Income Fund (formerly, PIMCO Dynamic Credit Income Fund)
(hereinafter, the Fund) rescinded the following non-fundamental policy:

The Fund will normally invest at least 50% of its net assets in corporate income-producing securities of varying maturities issued by U.S. or foreign (non-U.S.) corporations or other business entities,including emerging market issuers.

Effective July 29, 2016, the Fund changed its name to PIMCO
Dynamic Credit and Mortgage Income Fund. In connection with the name change, the Fund rescinded the following non-fundamental investment policy (the Former Policy):

The Fund will normally invest at least 80% of its net assets (plus any borrowings for investment purposes) in a portfolio of debt instruments of varying maturities (the 80% policy).

For purposes of the 80% policy, debt instruments may include, without limitation, bonds, debentures, notes, and other debt securities of U.S.and foreign (non-U.S.) corporate and other issuers, including commercial paper; mortgage-related and any other type of assetbacked securities issued on a public or private basis; U.S. Government securities; obligations of foreign governments or their sub-divisions, agencies and government sponsored enterprises and obligations of international agencies and supranational entities; municipal securities and other debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises, including taxable municipal securities (such as Build America Bonds); payment-in-kind securities; zero-coupon bonds;inflation-indexed bonds issued by both governments and corporations;structured notes, including hybrid or indexed securities; catastrophe bonds and other event-linked bonds; credit-linked notes; structured credit products; bank loans
(including, among others, senior loans, delayed funding loans, revolving credit facilities and loan participations and assignments); preferred securities; convertible debt securities (i.e.,debt securities that may be converted at either a stated price or stated rate into underlying shares of common stock), including synthetic convertible debt securities (i.e., instruments created through a combination of separate securities that possess the two principal characteristics of a traditional convertible security, such as an incomeproducing security and the right to acquire an equity security); and bank certificates of deposit, fixed time deposits and bankers acceptances. The rate of interest on an income-producing security may be fixed, floating or variable. At any given time and from time to time substantially all of the Funds portfolio may consist of below investment grade securities. The Fund may invest in debt securities of stressed issuers. The Funds investments in derivatives and other synthetic instruments that have economic characteristics similar to debt instruments will be counted toward satisfaction of this 80% policy.

The Former Policy was replaced in its entirety with the following new non-fundamental investment policy (the New Policy):

The Fund will normally invest at least 80% of its net assets (plus any borrowings for investment purposes) in a portfolio of mortgage-related securities and other debt instruments of varying maturities (the 80% policy). For purposes of the 80% policy, mortgage-related securities may include, without limitation, mortgage pass-through securities, collateralized mortgage obligations (CMOs), commercial or residential mortgage-backed securities, mortgage dollar rolls, CMO residuals, stripped mortgage-backed securities (SMBSs) and other securities that directly or indirectly represent a participation in, or are secured by and payable from, mortgage loans on real property.

For purposes of the 80% policy, other debt instruments may include,without limitation, bonds, debentures, notes, and other debt securities of U.S. and foreign (non-U.S.) corporate and other issuers, including commercial paper; asset-backed securities issued on a public or private basis; U.S. Government securities; obligations of foreign governments or their sub-divisions, agencies and government sponsored enterprises and obligations of international agencies and supranational entities; municipal securities and other debt securities issued by states or local governments and their agencies, authorities and other government sponsored enterprises, including taxable municipal securities (such as Build America Bonds); payment-in-kind securities; zero-coupon bonds;inflation-indexed bonds issued by both governments and corporations;structured notes, including hybrid or indexed securities; catastrophe bonds and other event-linked bonds; credit-linked notes; structured credit products; bank loans (including, among others, senior loans, delayed funding loans, revolving credit facilities and loan participations and assignments); preferred securities; convertible debt securities (i.e., debt securities that may be converted at either a stated price or stated rate into underlying shares of common stock), including synthetic convertible debt securities (i.e., instruments created through a combination of separate securities that possess the two principal characteristics of a traditional convertible security, such as an income-producing security and the right to acquire an equity security); and bank certificates of deposit, fixed time deposits and bankers acceptances. The rate of interest on an income-producing security may be fixed, floating or variable. At any given time and from time to time substantially all of the Funds portfolio may consist of below investment grade securities. The Fund may invest in debt securities of stressed issuers. The Funds investments in derivatives and other synthetic instruments that have economic characteristics similar to mortgage-related securities or other debt instruments will be counted toward satisfaction of this 80% policy.

The New Policy became effective on July 29, 2016 and may only be changed by the Board of Trustees of the Fund after providing at least 60 days written notice to the Funds shareholders pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended.

The following risks are associated with the policies described above:

To the extent that the Fund has increased exposure to certain asset classes other than corporate income-producing securities, such as mortgage-related securities, as a result of the investment policy changes described above, the Fund may be exposed to increased risks associated with such asset classes.